Exhibit 2.2
FIRST AMENDMENT TO
EQUITY PURCHASE AGREEMENT

    This First Amendment to Equity Purchase Agreement is dated effective as of March 1, 2025 (this “Amendment”), is entered into by the Sellers’ Representative (as defined below), the Company and Buyer, and amends the Equity Purchase Agreement, dated January 22, 2025 (the “Purchase Agreement”), by and among CONCENTRA HEALTH SERVICES, INC., a Nevada corporation (“Buyer”); U.S. OCCMED HOLDINGS, LLC D/B/A NOVA MEDICAL CENTERS, a Texas limited liability (the “Company”); Gert Rohde, as Trustee for THE U. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“U-Rohde”); Ulf Rohde, as Trustee for THE G. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“G-Rohde”); Ulf Rohde, as Trustee for THE J. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“J-Rohde”); Gert Rohde, as Trustee for THE M. ROHDE 2020 TRUST, U/T/A DATED DECEMBER 18, 2020 (“M-Rohde”); OCCMED SERVICES, LLC, a Texas limited liability company (“Occmed Services,” and collectively with U-Rohde, G-Rohde, J-Rohde, M-Rohde, “Sellers”), and SHELTON FREY, as Sellers’ Representative (the “Sellers’ Representative”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, Buyer, the Company and the Sellers’ Representative desire to amend the Purchase Agreement in accordance with Section 12.6 of the Purchase Agreement, as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Purchase Agreement as follows:

1.Amendment to Section 1.1. Each defined term listed below from Section 1.1 of the Purchase Agreement is each hereby amended and restated in its entirety as set forth below:
“Ancillary Agreements” means the Release and Restrictive Covenant Agreements, the Release and Distribution Agreements, the Assignment of Membership Interests, the Escrow Agreement, the Company Professional Association Transfer Documents, the Supplemental Special Indemnity Agreements, the Side Letter, the Leslie Boney Release, the Landlord Consents and the Lease Amendments.
“Sellers’ Representative Holdback Amount” means the sum of $550,000 which shall be governed by the provisions of Section 12.20.
2.Schedule 2.2(b)(i)(A) to the Purchase Agreement. The Purchase Agreement contemplates Schedule 2.2(b)(i)(A), but such schedule was not attached to the Purchase Agreement when the Purchase Agreement was executed. The Purchase Agreement is hereby amended to include Schedule 2.2(b)(i)(A) in the form attached hereto as Exhibit A.

3.Amendment to Section 2.2(b)(iii). Section 2.2(b)(iii) of the Purchase Agreement, is each hereby amended and restated in its entirety as set forth below:
(iii)    an amount of cash equal to $2,800,000 (such amount the “Special Indemnity Escrow Amount” and such amount, including any interest or other amounts earned thereon and less any disbursements therefrom in accordance with this Agreement and the Escrow Agreement, the “Special Indemnity Escrow Funds”) to be deposited into an escrow account (the “Special Indemnity Escrow Account”), which shall be established, held, managed, and paid out in accordance with the Escrow Agreement;
4.Addition of Section 2.2(d). Section 2.2 of the Purchase Agreement is hereby amended to add the following as Section 2.2(d):
(d)    The parties hereto agree that Buyer shall be entitled to rely on the Payment Percentages set forth in Schedule 2.2(b)(i)(A) in making payments under this Agreement and Buyer shall not be responsible for, and shall have no liability for, the calculations or the determinations regarding such calculations in Schedule 2.2(b)(i)(A) or any of the payments with respect thereto, so long as such payments were made in accordance with the Payment Percentages set forth in Schedule 2.2(b)(i)(A).
5.Section 10.2(a)(i) of the Disclosure Schedule. Section 10.2(a)(i) of the Disclosure Schedule is hereby amended and restated in its entirety set forth on Exhibit B hereto.
6.Addition of Section 6.22. The Agreement is hereby amended to add the following Section 6.22:
The Sellers shall take any an all actions necessary to fund USOH 401k LLC and shall fund USOH 401k LLC in accordance with the Side Letter.
7.Addition of Section 8.20. The Agreement is hereby amended to add the following Section 8.20:
8.20 Side Letter. The Side Letter duly executed by each of Gert Rohde, Ulf Rohde and USOH 401k LLC.
8.Addition of Section 8.21. The Agreement is hereby amended to add the following Section 8.21:
8.21 USOH 401k LLC Funding. Evidence that USOH 401k LLC has been funded by March 5, 2025, in accordance with the Side Letter.
9.Amendment to Section 10.2(c)(i). Section 10.2(c)(i) – (iii) of the Purchase Agreement are hereby amended and restated as follows:

(i)    The aggregate amount for which Sellers shall be liable for any Losses (including any expenses incurred by the Buyer Indemnified Parties in defending any Special Indemnified Matter, but excluding Losses arising out of Fraud) subject to indemnification under Section 10.2(a)(i) shall not exceed Two Million Eight Hundred Thousand Dollars and 00/100 Dollars ($2,800,000), plus the amount of all interest accrued in the Special Indemnity Escrow Account; provided that (i) the foregoing limitation shall not apply to the Special Indemnified Matters numbered 1 and 2 on Section 10.2(a)(i) of the Disclosure Schedule (the “Additional Special Indemnified Matters”), and (ii) nothing shall limit Buyer’s rights against Gert Rohde, Ulf Rohde or USOH 401k LLC under that certain letter agreement dated as of [_______, 2025] between Buyer and Gert Rohde, Ulf Rohde and USOH 401k LLC (the “Side Letter”).
(ii)    The aggregate amount for which Occmed Services shall be liable for any Losses (including any expenses incurred by the Buyer Indemnified Parties in defending any Supplemental Special Indemnified Matter, but excluding Losses arising out of Fraud) subject to indemnification under Section 10.2(a)(ii) shall not exceed Three Million Dollars and 00/100 Dollars ($3,000,000.00), plus the amount of all interest accrued in the Supplemental Special Indemnity Escrow Account; provided that for purposes of clarity nothing shall limit Buyer’s rights against the Indemnifying Occmed Services Members under the Supplemental Special Indemnity Agreements.
(iii)    As the exclusive remedy for any Losses under Section 10.2(a) (other than any Losses arising out of Fraud), including any expenses incurred by the Buyer Indemnified Parties in defending any claim, and notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties shall be entitled to recover the amount of any Losses solely:
(A)with respect to the Special Indemnified Matters:
1)With respect to the Special Indemnification Matters other than the Additional Special Indemnified Matters, from the Special Indemnity Escrow Funds then remaining in the Special Indemnity Escrow Account; and

2)With respect to the Additional Special Indemnified Matters, (i) first, from the Special Indemnity Escrow Funds then remining in the Special Indemnity Escrow Account, and (ii) thereafter directly from the Sellers, jointly and severally; provided that nothing herein shall limit Buyer’s rights against Gert Rohde, Ulf Rohde or USOH 401k LLC under the Side Letter; or
    (B)     with respect to Supplemental Special Indemnified Matters, from the Supplemental Special Indemnity Escrow Funds then remaining in the Supplemental Special Indemnity Escrow Account; provided that nothing shall limit Buyer’s rights against the Indemnifying Occmed Services Members under the Supplemental Special Indemnity Agreements;

and no Losses (other than Losses arising from Fraud or Losses arising from the Additional Special Indemnified Matters) from any Indemnification Claim shall be recovered or recoverable directly from any Seller or any of their respective Affiliates (whether before or after funds are released from the Special Indemnity Escrow Funds or the Supplemental Special Indemnity Escrow Funds, as applicable); provided that notwithstanding the foregoing nothing shall limit Buyer’s rights against the Indemnifying Occmed Services Members under the Supplemental Special Indemnity Agreements or against Gert Rohde, Ulf Rohde or USOH 401k LLC under the Side Letter.
10.Addition of Section 10.2(n). The Agreement is hereby amended to add the following Section 10.2(n):
If it is determined under the terms of this Agreement (whether by mutual written agreement of the parties or by order of a court of competent jurisdiction or by deemed acceptance pursuant to Section 10.2(j)) that any of the Buyer Indemnified Parties are entitled to an indemnification payment from any Seller, then subject to the other terms of this Agreement, such Seller or Sellers shall make such payment to the applicable Buyer Indemnified Parties within five (5) Business Days of such determination by wire transfer of immediately available funds to an account designated by the Buyer Indemnified Parties.
11.Amendment to Section 10.2(m). Section 10.2(m) of the Agreement is hereby amended and restated as follows:
(m)    Buyer acknowledges and agrees, on behalf of itself, the Buyer Indemnified Parties and each of their respective Affiliates, that, from and after the Closing, their sole and exclusive remedy with respect to any and all claims and Losses (other than claims or Losses arising from Fraud) based upon, arising out of, with respect to, related to, or by reason of the Special Indemnified Matters and the Supplemental Special Indemnified Matters shall be pursuant to the indemnification provisions set forth in this Section 10.2 or, (i) with respect to the Special Indemnified Matters Only, the Side Letter, or (ii) with respect to the Supplemental Special Indemnified Matters only, the Supplemental Special Indemnity Agreements. In furtherance of the foregoing, Buyer hereby waives, on behalf of itself, each other Buyer Indemnified Party and the respective Affiliates to the fullest extent permitted under Law, any and all rights, claims and causes of action based upon, arising out of, related to, with respect to or by reason of any Special Indemnified Matter or Supplemental Special Indemnified Matter that they may have against Sellers and their Affiliates arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 10.2 or, (i) with respect to the Special Indemnified Matters Only, the Side Letter, or (ii) with respect to the Supplemental Special Indemnified Matters only, the Supplemental Special Indemnity Agreements. Nothing in this Section 10.2 shall limit any Buyer Indemnified Parties’ remedies on account of

Fraud, breaches of covenants pursuant to Section 10.1, under the R&W Policy or injunctive relief for breaches of Section 6.8.
12.Amendment to Section 12.2. Section 12.2 of the Purchase Agreement is amended to reflect the following:
If to Sellers, Sellers’ Representative or, prior to Closing, the Company:

Shelton Frey
101 Rainbow Drive #5204
Livingston, TX 77399
Telephone: (618)-534-3049
Email: ***

With a copy (which shall not constitute notice) to:

Becky Busker
3025 S State Hwy 16
Fredericksburg, TX 78624
Email: ***

13.No Other Changes; Interpretation. Except as and to the extent expressly modified by this Amendment, the Purchase Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Purchase Agreement will from and after the effective date hereof refer to the Purchase Agreement as amended by this Amendment. In the event of a conflict between the terms of this Amendment and the terms of the Purchase Agreement, the terms more favorable to Buyer shall control.
14.Entire Agreement. This Amendment, together with the Purchase Agreement and all exhibits and schedules thereto, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, among the parties.
15.Governing Law; Miscellaneous. This Amendment and all of the transactions contemplated herein shall be governed by and construed in accordance with the laws of the State of Texas, without regard to any conflicts of law principles. Article XII of the Purchase Agreement is hereby incorporate herein by reference.
16.Further Amendments. Neither this Amendment nor any of the terms hereof may be terminated, amended, supplemented or modified orally, but only by an instrument in writing signed by the Company, Buyer and the Sellers’ Representative.
17.Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Any counterpart may be executed via facsimile or other electronic transmission.
[Signatures begin on the next page.]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY:

U.S. OCCMED HOLDINGS, LLC D/B/A NOVA MEDICAL CENTERS

By:    /s/ Bruce Meymand______
    Name: Bruce Meymand
    Title: CEO

SELLERS’ REPRESENTATIVE:

/s/ Shelton Frey________________
Name: Shelton Frey

BUYER:

CONCENTRA HEALTH SERVICES, INC.

By: /s/ Matthew DiCanio_______________
Name:    Matthew DiCanio
Title: President

Signature Page to First Amendment to Equity Purchase Agreement

Exhibit A

Payment Percentages

Schedule 2.2(b)(i)(A)
Payment Percentages

Seller	Payment Percentage
U. Rohde 2020 Trust	26.79%
J. Rohde 2020 Trust	26.79%
G. Rohde 2020 Trust	17.86%
M. Rohde 2020 Trust	17.86%
Occmed Services, LLC	10.70%
Total:	100.00%

Exhibit B

Schedule 10.2(a)(i)

Special Indemnified Matters
1.The Company 401(k) Plan, including without limitation (i) the failure to timely complete the 401(k) Restructure and/or any or all of the tasks required in Section 1.1(e) of the Disclosure Schedule within the timeframes set forth in the Side Letter, (ii) any breach or violation by Gert Rohde, Ulf Rohde or USOH 401k LLC of the Side Letter, and (iii) any failure by Gert Rohde and/or Ulf Rohde to sufficiently fund USOH 401k, LLC to cover full the costs of any taxes or penalties employees will have from the loan deemed defaults, any gross ups on such payment and any Taxes owed by USOH 401k, LLC related thereto, in addition to other funding requirements set forth Section 1.1(e) of the Disclosure Schedule or the Side Letter.

2.Leslie Boney’s employment with the Company, including without limitation arising out of or relating to (a) her written offer of employment, dated December 21, 2023(the “Offer Letter”), (b) her Executive Employment Agreement dated December 21, 2023 (the “Boney Employment Agreement”), (c) any actual or purported Equity Securities, interests or other purported compensation which (x) are contemplated by the Offer Letter or the Employment Agreement, or (y) claimed to be owed to or held by Leslie Boney with respect to the Company, any Subsidiary thereof, OccMed Services or Buyer its Affiliates, (d) any portion of the Purchase Price or other payments under the Agreement claimed to be owed or payable to Leslie Boney, (e) any actual or alleged breach by the Company of the Offer Letter or Employment Agreement, (e) the failure to obtain the Leslie Boney Release or (f) the claims set forth in that certain demand letter to the Company, dated February 18, 2025, from Renee A. Morgan of Weener Nathan Phillips LLP.
3.Any inaccuracy in the calculations set forth on Schedule 2.2(b)(i)(A).
4.Possible failure to include additional compensation paid to nonexempt employees (e.g., nondiscretionary bonuses, commissions, or other compensation) in the overtime rate calculation for such employees in accordance with applicable federal or state legal requirements.
5.Possible failure to pay service providers classified as independent contractors additional compensation for overtime hours worked (excluding physicians who would be deemed exempt from overtime requirements under applicable legal requirement).
6.Potential misclassification of service providers as independent contractors rather than employees.

7.Potential unclaimed property Liabilities of the Company, its Subsidiaries or the Company Professional Associations.
8.Potential franchise Tax Liabilities, specifically relating to the lack of support for the proposition that the management fee is directly tied to the reimbursement of costs.
9.Potential lack of proper documentation evidencing a Cafeteria Plan prior to the year 2024.
10.Any violations of Laws (including Healthcare Laws) pertaining to restrictions on the corporate practice of medicine due to U.S. Occmed Wisconsin, S.C.’s engagement of Alan Cherkasky, M.D., LLC.
11.Any violation of Programs requirements with respect to Liability or Losses relating to any exclusion from the Federal Employee’s Compensation Act workers’ compensation program. pursuant to the findings in State of Texas vs Nova Healthcare Management, LLP, including any violation of Program requirements with respect to providing proper disclosures on credentialing and recredentialing applications, or otherwise providing written notice to a Program of such exclusion.
12.Any Liabilities or Losses resulting from the inability to enforce any contractual restrictive covenants against Dr. Bryan Novosad, Dr. Jason Carter or Dr. Linda Gregory as a result of such contractual restrictive covenants being drafted in a manner that is not in full compliance with applicable Laws (including Healthcare Laws).

Exhibit C

Letter Agreement

Attached.